Exhibit 10.2
LEASE PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (“Agreement”) is made to be EFFECTIVE as of the 21st day of March, 2007 (the “Effective Date”), by and between HEMUS, Ltd., a Texas limited liability company, with its principal place of business located at 6565 West Loop South, Suite 555, Bellaire, Texas, 77401 (“Seller”) and Great Plains Exploration, LLC, an Ohio limited liability company, with its principal place of business at 8500 Station Street, Suite 345, Mentor, Ohio 44077, or its nominee (“Purchaser”).
RECITALS
     WHEREAS, Seller owns the oil, gas and mineral leasehold estates in a prospect known as the “Missouri Breaks” (the “Prospect”), which covers that certain tract of real property located in Fergus County, State of Montana and consisting of the approximately 150,000 acres of land that generally shown on Exhibit “A” attached hereto (the “Lease Block Area”);
     WHEREAS, the Seller’s interest in the aforementioned leasehold estates is evidenced by certain lease agreements and other related documents (collectively, the “Leases”);
     WHEREAS, subject to the terms, conditions and other contingencies contained herein, Seller desires to sell to Purchaser and Purchaser desires to purchase a seventy-five percent (75%) interest in some or all of the Leases from Seller on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for good and valuable consideration and for the mutual covenants herein contained, Seller and Purchaser agree as follows:
I. PURCHASE AND SALE
     Subject to the terms, conditions and other contingencies specified in this Agreement, Seller shall sell and Purchaser shall purchase as of the Closing Date a seventy-five percent (75%) interest in the Defensible Title Leases (as defined in Section VI(A)), and all of Seller’s related interests in all contracts, easements, rights of way and all other agreements concerning the Defensible Title Leases (collectively, the “Transferred Lease Interest”), subject to an overriding royalty interest in favor of Seller in a percentage equal to the difference between the Lease burdens and 81.5%.
II. PURCHASE PRICE
     A. Amount of Purchase Price. As more fully set forth in Section VI(B) hereof, the purchase price for Purchaser’s seventy-five percent (75%) interest in the Leases shall be equal to the number of Defensible Title Acres (as defined in Section VI(B)), multiplied by Twenty-Two Dollars and 22/100 ($22.22), which amount shall then be multiplied by seventy-five percent (75%) (the “Purchase Price”).

     B. Manner of Payment. The Purchase Price shall be paid by Purchaser as follows:
1.	Within three (3) business days after the Effective Date of this Agreement, a deposit in the Amount of One Hundred Thousand Dollars ($100,000) shall be paid to Seller as an earnest money deposit (“Initial Deposit”), to be credited against the Purchase Price at Closing.

2.	The balance of the Purchase Price shall be paid in immediately available funds to Seller on the Closing Date.
III. CLOSING
     A. Time and Place. The sale and purchase of the Transferred Lease Interest shall take place on a date and time mutually agreeable to the parties, which date shall be no later than ten (10) days after the expiration of the Due Diligence Period (the “Closing Date”). On the Closing Date Purchaser shall pay or cause to be paid to Seller the Purchase Price and Seller shall deliver or cause to be delivered instruments sufficient to convey the Transferred Lease Interest to Purchaser. The Closing shall occur at the office of the Purchaser. The following shall occur on the Closing Date:
1.	Seller shall deliver an executed and acknowledged Assignment of Leasehold Interest Agreement in a form mutually acceptable to Purchaser and Seller. The assignment shall be provided with warranty of title by, through, and under Seller, and subject only to the Permitted Encumbrances, as defined in Article VI.

2.	Purchaser shall wire the balance of the Purchase Price to an account to be specified by Seller.

3.	Seller shall deliver to Purchaser exclusive physical possession of the Defensible Title Leases and all related documents.

4.	Seller shall provide Purchaser with copies of all files relating to the Defensible Title Leases and to the Defensible Title Acres. This will include all property files, including all environmental, engineering, geophysical land, accounting and other technical files, to the extent that they exist.
     B. Notification. Immediately after the Closing Date, Purchaser and Seller shall notify all vendors, government agencies and lessors (only as those leases that require notification of assignment of oil and gas lease) under the Leases that Purchaser has purchased the Transferred Lease Interest and execute any and all necessary documentation (such as transfer orders) to reflect the same.
IV. PURCHASER’S DUE DILIGENCE
     A. Due Diligence Period. During the period beginning upon the Effective Date and ending at 5:00 p.m. MT on the 60th day thereafter (hereinafter referred to as the “Initial Due Diligence Period”), Purchaser and its representatives, at their sole costs and expense, shall have the right to investigate the feasibility of the Prospect (the “Due Diligence Investigation”) which investigation may include, but is not limited to:
1.	Reviewing the Leases and all documentation relating to the Leases and the Lease Block Area;

2.	Obtaining title examinations and opinions on a random sample of the larger parcels that make up the Lease Block Area;

3.	Investigating the accessibility of transmission pipelines to determine distance, pressures, capacities and transport costs;

4.	Meeting with the Montana Oil and Gas Commission to ascertain permitting and bonding requirements, costs and time;

5.	Ascertaining the tax structures on oil and gas production;

6.	Reviewing the general terrain of the Lease Block Area; and

7.	Meeting with Seller’s major vendors, including drilling companies, logging companies, cement companies, frac companies and pipeline companies to determine cost and availability.
     B. Due Diligence Extension. Purchaser shall have the right to extend the Due Diligence Period (the “Extended Due Diligence Period”) and to continue its Due Diligence Investigation for an additional sixty (60) after the expiration of the Initial Due Diligence Period by: (i) giving Seller written notice of said extension prior to the expiration of the Initial Due Diligence Period, and (ii) delivering an additional One Hundred Thousand Dollars ($100,000.00) deposit (the “Second Deposit”) to Seller which amount shall be credited against the Purchase Price at closing. For purposes of this Agreement, the Initial Due Diligence Period and the Extended Due Diligence Period shall be collectively referred to as the “Due Diligence Period”.
     C. Access to Seller’s Non-Proprietary Information. During the Due Diligence Period, Seller shall make available to Purchaser during normal business hours at Seller’s offices, or other locations designated by Seller, the Leases and all files, records, documents and other data in Seller’s possession or control relating to the Leases or the Lease Block Area, including but not limited to all title documents relating to the Leases (including any abstracts of title, title opinions, title commitments, title insurance policies, and title curative documents), regulatory and environmental files, contracts, correspondence, permitting files, engineering, production and well files (to the extent that they exist).
     D. Access to Seller’s Vendors. Within five (5) days after the Effective Date, Seller shall provide Purchaser a list of Seller’s primary vendors, including but not limited to the types of vendors listed in Section IV(A)(7) above. Seller shall use reasonable efforts in assisting Purchaser in scheduling meetings with Seller’s vendors.
     E. Right to Terminate. In the event that Purchaser is not satisfied with the results of its Due Diligence Investigation for any reason whatsoever, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller within seven (7) business days following the expiration of the Due Diligence Period, in which case both parties shall be released from any duties or obligations, each to the other, with respect to the transaction contemplated by this Agreement.
V. REPRESENTATIONS AND WARRANTIES.
     A. Mutual Representations. Each party to this Agreement represents that:
1.	if the party is not an individual then it is an entity duly organized, validly existing and in good standing under the laws of the State of its organization or incorporation;

2.	the party has all authority necessary to enter into this Agreement and to perform all of the party’s obligations hereunder;

3.	the party’s execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (a) violate or conflict with any provision of its Certificate of Organization or Incorporation, By-Laws or other governing documents; (b) result in the breach of any term or condition of or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which the party is a party or by which the party is bound; or (c) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation;

4.	this Agreement has been duly executed and delivered on the party’s behalf, and on the Closing Date all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all documents and instruments required hereunder, shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms;

5.	the party has been represented by legal counsel of its own selection who has reviewed this Agreement; and

6.	neither Seller nor Purchaser has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with this Agreement in respect of which the other party may have any responsibility; and any such obligation or liability that might exist shall be the sole obligation of the party whose action gave rise thereto.
     B. Seller’s Representations. Seller represents and warrants the following as of the Effective Date hereof and as of the Closing Date:
1.	Seller is the owner of the leasehold interests conveyed pursuant to the Leases and related documents, and Seller has the authority and capacity to sell and convey the leasehold interest that is being conveyed hereunder;

2.	Seller has not breached, defaulted or otherwise violated any agreement to which it is a party in any material respect or any material obligation to which Seller is bound affecting or pertaining to the Leases or the Lease Block Area;

3.	There are no threatened or pending suits, actions, claims, investigations or any legal, administrative or arbitration proceedings affecting or pertaining to the Leases;

4.	The Leases are in full force and effect, enforceable on their terms, and comply with all regulatory requirements and laws, ordinances, statutes and regulations and convey good and marketable title to the mineral rights described therein, and are free and clear of all Title Defects except for the Permitted Encumbrances;

5.	Seller is not in breach of any laws, ordinances, statues, regulations, bylaws or decrees to which it is subject or which applies to it which would adversely effect the Leases.

6.	All material royalties, rentals and other payments due under the Leases have been properly and timely paid, and all conditions necessary to keep such Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary;

7.	No person, company or entity has the right, agreement or option to purchase any interest in, or portion of, the Leases;

8.	Any assignment from Seller to Purchaser shall conform to the regulations of the State of Montana and the United States Bureau of Land Management, and any other governmental authority or other entity or third party whose consent may be required;

9.	Seller holds all permits, licenses, consents and authorities issued and/or required by any governmental authority having jurisdiction over the Leases and/or the Transferred Lease Interest or any subdivision thereof, including without limitation, any governmental department, commission, bureau, board or administrative agency which are necessary in relation to Seller’s interest in the Leases and its ability to sell and transfer the Transferred Lease Interest to Purchaser;
10.	Seller has no knowledge of or reason to suspect the existence of any environmental hazards that will materially adversely effect the drilling of wells or transmission of oil and gas within the Lease Block Area. Seller has complied with all environmental laws, ordinances and regulations pertaining to the Lease Block Area and the Leases;

11.	The Transferred Lease Interest will be conveyed to Purchaser on the Closing Date free and clear of all liens, encumbrances and unsatisfied judgments that negatively impact the Transferred Lease Interest or prevent Seller from having Defensible Title therein; and

12.	From the Effective Date until the Closing Date, there has not been and shall not be:
a.	Any material adverse change which will adversely effect Purchaser’s ability to drill wells or transport oil and gas within the Lease Block Area;

b.	Any sale, assignment, lease or other disposition of the mineral rights subject to the Leases;

c.	Any mortgage, pledge or grant of a lien or security interest in any of the Leases; or

d.	No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks damage, fines or other penalties from either party in connection with the Leases or the Lease Block Area, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement.

e.	Any contract or commitment to do any of the foregoing.
     C. Seller understands that Purchaser has entered into this Agreement in reliance on the representations and warranties contained in this Section V.

VI. DEFENSIBLE TITLE.
     A. Defensible Title and Title Defects. For the purpose of this Agreement, “Defensible Title” shall mean title to the Leases reflected in the real property records of the county and, if applicable, in the records of the appropriate governmental agency, that (i) entitles Purchaser to receive operating rights to the net mineral acres to be conveyed at Closing as set forth in the Title Letter and (ii) is free and clear of encumbrances, liens, unsatisfied judgments and defects which negatively impact Purchaser’s ability to enter upon the real property subject to the Leases for purposes of drilling any wells and/or transporting oil and gas within any portion of the Lease Block Area, or which negatively effects Purchaser’s entitlement set forth in (i) of this Section. Any Leases which do not meet the standards of “Defensible Title” shall be deemed to have a “Title Defect”.
      B. Purchase Price Calculation.
1.	Title Notice. Purchaser shall give Seller a written “Title Letter” as soon as reasonably possible but no later than three (3) days prior to the Closing Date at 5:00 p.m., MT. The Title Letter shall state the number of net mineral acres for which Purchaser has confirmed that Seller has Defensible Title (the “Defensible Title Acres”), and shall also list the Leases covering said acres (collectively, the “Defensible Title Leases”). At the Closing, Purchaser shall purchase a seventy-five percent (75%) interest in the Defensible Title Leases. The Title Letter shall also contain a calculation of the Purchase Price to be paid by Purchaser which shall be equal to the number of Defensible Title Acres, multiplied by Twenty-Two Dollars and 22/100 ($22.22), which amount shall then be multiplied by seventy-five percent (75%). With respect to the net mineral acres on which Purchaser has not confirmed that Seller has Defensible Title, Seller shall diligently attempt to cure same to Defensible Title standards on or before sixty (60) days after the Closing Date, and Purchaser shall subsequently have the option to acquire same, as and when cured, pursuant to the acquisition terms set forth in this Agreement. If Seller is unable to cure the defects within sixty (60) days from the Closing Date, said Leases shall be owned by Seller and not subject to this Agreement.

2.	Seller has represented that it has Defensible Title to 150,000 net mineral acres within the Lease Block Area. In the event that the number of Defensible Title Acres, as set forth in the Title Letter, comprise less than one hundred one hundred twenty thousand (120,000) net acres, Purchaser, in its sole discretion, may elect to terminate this Agreement. In such event Purchaser shall so notify Seller in writing and the Initial Deposit and the Second Deposit (if applicable) shall be immediately returned to Purchaser, and both parties shall be released from any duties or obligations, each to the other, with respect to the transaction contemplated by this Agreement.
     C. Permitted Encumbrances. The following shall not be considered Title Defects hereunder (collectively the “Permitted Encumbrances”):
1.	Liens for current taxes or assessments not yet due or delinquent on the Closing or, if delinquent, that are being contested in the ordinary course of business;

2.	Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business, for amounts not yet delinquent; and

3.	All rights to consent by, required notices to, filings with or other actions by governmental authorities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance.
VII. CONDITIONS OF CLOSING.
     Purchaser’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser of all of the following conditions:
     A. Representations. The representations contained in Article V hereof shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
     B. Performance. Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing Date.
     C. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending which seeks damages, fines or other penalties from either party in connection with the Leases or the Lease Block Area, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     D. Joint Venture Agreement. The parties shall have entered into a Joint Venture Agreement to develop oil and gas wells within the Lease Block Area upon terms and conditions mutually agreeable to the parties. The Joint Venture Agreement shall provide that all costs and net profits from the Joint Venture shall be divided seventy-five percent (75%) to Purchaser and twenty-five percent (25%) to Seller and/or its assigns. Purchaser shall be the operator of the Joint Venture and shall have the right to determine the well locations, provided, however, that Seller shall have the right to “opt out” of any particular well prior to drilling, in which case Seller shall not participate in the costs or profits generated from said well and further provided that once Seller “opts out” of a specific well, Seller shall be prohibited from participating in any other well drilled within a six hundred forty (640) acre block surrounding the original “opt out” well. The Joint Venture Agreement shall also include a right of first refusal in favor of Purchaser in the event that Seller wishes to transfer its retained interest in the Leases or the Joint Venture, and Purchaser shall have ten (10) days from receipt of the offer to purchase Seller’s interest, provided, however, that this right of right of first refusal shall not apply to any transfer which (i) takes place within thirty (30) days of the Closing Date, and (ii) transfers one-half (1/2 ) or less of Seller’s retained interest in the Leases or the Joint Venture. The Joint Venture Agreement shall also include an Area of Mutual Interest (“AMI”) covering the land described in Exhibit “B”. In the event that either party acquires any interest in the mineral rights on any land conveyed by the AMI, the other party shall be entitled to participate in the purchase and development of said acquisition pursuant to the terms and conditions of the Joint Venture Agreement, with Seller being entitled to own twenty-five percent (25%) of the acquired interest and Purchaser being entitled to own seventy-five percent (75%) of the acquired interest.
     In the event that one or more of the Conditions of Closing set forth in subsections A through D above fail, Purchaser shall so notify Seller in writing and the Initial Deposit and the Second Deposit (if applicable) shall be immediately returned to Purchaser and both parties shall be released from any duties or obligations, each to the other, with respect to the transaction contemplated by this Agreement.
VIII. TAXES AND PRORATION.
     A. Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Defensible Title Leases for the tax period in which the Closing Date occurs shall be prorated as of the Closing Date between Seller and Purchaser, taking into account the fact that Seller is retaining a Twenty-Five Percent (25%) interest in the Leases. The portion of such apportioned tax liability which is attributable to the Seller shall be credited to Purchaser as an adjustment of the Purchase Price and each party shall file or cause to be filed all required reports and returns incident to its share of such taxes and shall pay or cause to be paid to the taxing authorities all such taxes arising out of the tax period in which the Closing Date occurs.
     B. Proration of Other Taxes, Etc. All other taxes, including, but not limited to, excise taxes, state severance taxes, and any other local, state, and/or federal taxes or assessments relating to or arising out of the Leases prior to the Closing Date shall remain Seller’s responsibility. All such taxes relating to or arising out of the Leases after the Closing Date shall be allocated in accordance with the terms of the Joint Venture Agreement.
     C. Transfer Taxes. Purchaser and Seller agree to each be liable for one-half (1/2) of the total amount of all transfer, recording and registration fees and real estate transfer, documentary stamp and similar transfer taxes imposed with respect to the sale, conveyance and assignment of the Transferred Lease Interest hereunder.
     D. Rental Payments. The rental payment of One Dollar ($1.00) per acre due the lessors under the Defensible Title Leases shall not be prorated as of the Closing Date. Any such payment due prior to the Closing Date shall be paid by Seller and thereafter shall be apportioned between Seller and Purchaser pursuant to the terms of the Joint Venture Agreement.
IX. INDEMNIFICATION.

     A. Definitions. As used in this paragraph and the subparagraphs hereunder, “Claim” and “Claims” shall include claims, demands, causes of action, liabilities, damages, fines, penalties and judgments of any kind or character, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or known or unknown, and whether or not resulting from third party claims, and all costs and fees (including, without limitation, interest, reasonable attorneys’ fees, reasonable costs of experts, court costs and reasonable costs of investigation, including those incurred in enforcing the indemnification provisions contained in this Agreement) in connection therewith.
     B. Indemnification of Purchaser. Seller hereby agrees to indemnify and hold harmless Purchaser, each affiliate of Purchaser, their respective directors and officers, and their respective successors and assigns (collectively, “Purchaser Indemnitees”), from and against any and all Claims suffered or incurred by any Purchaser Indemnitee arising from: (i) any breach of any indemnity, obligation, covenant, representation or warranty of Seller contained in this Agreement; and (ii) any act, omission, duty or obligation of Seller relating to or arising out of the ownership, operation, management or control of the Leases prior to the Closing Date.
     C. Indemnification of Seller. Subject to the limitations set forth in Section IX(E) below, Purchaser hereby agrees to indemnify and hold harmless Seller, each affiliate of Seller, their respective directors and officers, and their respective successors and assigns (collectively, “Seller Indemnitees”), from and against any and all Claims suffered or incurred by any Seller Indemnitee arising from: (i) any breach of any indemnity, obligation, covenant, representation, or warranty of Purchaser contained in this Agreement; and (ii) any act, omission, duty or obligation of Purchaser relating to or arising out of the ownership, operation, management or control of the Defensible Title Leases after the Closing Date, taking into account the fact that Seller is retaining a twenty-five percent (25%) interest in the Defensible Title Leases.
     D. Indemnification Procedure for Third Party Claims. Any Claim for indemnity shall be made by written notice from the party seeking indemnification (the “Indemnified Party”) to the party required to provide same (the “Indemnifying Party”), together with a written description of the Claim, stating the nature and basis of such Claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third-party Claim which requires a shorter time for response, within such shorter period as specified by the Indemnified Party in such notice (the “Notice Period”). If the Indemnifying Party denies responsibility or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the Claim as it deems appropriate without prejudice to any of the Indemnified Party’s rights hereunder, and the Indemnifying Party shall have no right to approve or disapprove any actions taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts responsibility, it shall so notify the Indemnified Party within the Notice Period and elect either (a) to undertake the defense or compromise of such third-party Claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party or (b) to instruct the Indemnified Party to defend or compromise such Claim. If the Indemnifying Party undertakes the defense or compromise of such third-party Claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third-party Claim shall be made without reasonable notice to the Indemnified Party and without the prior written approval of the Indemnified Party, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business.
     E. Liquidated Damages. Notwithstanding the foregoing, in the event that Purchaser defaults on its obligations to consummate the transaction contemplated hereunder in accordance with the terms and conditions of this Agreement, then this Agreement shall terminate and the Initial Deposit shall be paid to Seller as final and liquidated damages, the Seller specifically waiving any other legal or equitable remedy and all other rights and obligations of the parties hereunder shall automatically be terminated.
     F. Obligation to Cooperate. In the defense of any third party Claim, regardless of who is in control, the Indemnified Parties and the Indemnifying Parties shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and affiliates to do so, and shall make available to the other party all relevant books, records and information.
X. FURTHER ASSURANCES.
     A. Performance of Obligations. Seller and Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Transferred Lease Interest pursuant to this Agreement. Seller shall cooperate with Purchaser after the Closing Date in obtaining any governmental approvals required for the development of the Prospect and shall assist Purchaser in obtaining access and tapping into transmission lines.
     B. Further Conveyances and Assumptions. After the Closing Date, Seller and Purchaser shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns all of the Transferred Lease Interest and to otherwise carry out the terms and provisions of this Agreement.

XI. MISCELLANEOUS
     A. Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally; faxed with receipt acknowledged; mailed by registered mail, return receipt requested, postage prepaid; or delivered by a recognized commercial courier to the party at the address set forth below or such other address as any party shall have designated for itself by ten (10) days’ prior notice to the other party. Notice is deemed to have been duly received: on the day personally delivered; on the day after it is sent by fax; seven (7) days after mailing by registered mail; or the day after it is received from a recognized commercial courier.

IF TO SELLER:	Hemus, Ltd.
6565 West Loop South, Suite 555
Bellaire, Texas 77401
Attn: Solly Hemus
Telephone: 713.668.0987
Fax: 713.668.0111

With a copy to:	Hemus, Ltd.
25003 Pitkin Road, Suite 6500
The Woodlands, Texas 77386
Attn: Jason B. Lane
Telephone: 281.292.7266
Fax: 281.292.9378

IF TO PURCHASER:	Great Plains Exploration, LLC (or its Nominee)
8500 Station Street, Suite 113
Mentor, Ohio 44060
Attn: Gregory Osborne, President
Telephone: 440.951.1111
Fax: 444.255.8645

With a copy to:	Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick and Jodi Littman Tomaszewski
Telephone: 440.352.3391
Fax: 440.352.3469
     B. Severability. In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition, or provision contained herein.

     C. Waiver. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     D. Construction of Ambiguity. In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.
     E. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.
     F. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Montana without reference to the conflict of laws principles applied by the courts of the State of Montana.
     G. Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     H. Publicity. Seller agrees that it shall not make or cause to be made any disclosure of the transaction contemplated herein to any third party or otherwise disseminate any news or announcement of any kind with respect to this Agreement or the underlying transactions without the express written approval of Purchaser. Seller further agrees to keep all information regarding this Agreement and the underlying transactions confidential and not to disclose, reveal, or discuss any such information without the written approval of Purchaser.
     I. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be accepted as original signatures.
     J. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and/or nominees. All future conveyances of all or any portion of the Interests shall expressly recognize and perpetuate the rights and obligations set out in this Agreement. Seller acknowledges that Purchaser intends to assign its interest in this Agreement to an affiliated company prior to the Closing Date.
     K. Cost and Expenses. Except as otherwise expressly provided herein, each party shall bear and pay its own costs and expenses, including, but not limited to, attorneys fees, incurred in connection with this transaction.
     L. Survival. All covenants, obligations, agreements and guarantees shall survive the execution of this Agreement, the Closing Date and the delivery and recordation of any deeds, assignments or bills of sale which convey the Transferred Lease Interest from Seller to Purchaser.
     M. Entire Agreement. This Agreement, together with any Confidentiality Agreements relating to the Interests previously executed by Purchaser, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto after the execution of this Agreement.
     N. Injunctive Relief. In the event of a breach or threatened breach of this Agreement by Seller, Purchaser shall be entitled to equitable relief, including an injunction and specific performance, alone or in combination, in addition to all other remedies available at law or in equity. If a court determines that Purchaser is entitled to such injunctive or equitable relief, Seller hereby waives any requirement for surety or posting of a bond in connection with such remedy.
     O. Recordation of Agreement. Purchaser shall have the right to record this Agreement, as well as the Assignment of Leasehold Interest Agreement contemplated in Section III(A)(1) hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

SELLER: HEMUS, LTD.
By:	/s/ Solly Hemus
Solly Hemus, President

PURCHASER: GREAT PLAINS EXPLORATION, LLC
By:	/s/ Gregory Osborne
Gregory Osborne, President

STATE OF TEXAS	) )	SS:
COUNTY OF HARRIS	)
     BEFORE ME, a Notary Public in and for said County and State, did personally appear the above-named HEMUS, LTD. by Solly Hemus, its President, who acknowledged to me that he did sign the foregoing instrument and that the same is his free act and deed on behalf of the company.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Houston, Texas, this 21st day of March, 2007.

/s/ Yvonne G. Robbins
NOTARY PUBLIC

STATE OF OHIO	) )	SS:
COUNTY OF LAKE	)
     BEFORE ME, a Notary Public in and for said County and State, did personally appear the above-named Great Plains Exploration, LLC, by Gregory Osborne, its President, who acknowledged to me that he did sign the foregoing instrument and that the same is his/her free act and deed on behalf of the company.
     IN WITNESS WHEREOF, I have hereunto set my hand and official seal at                     , Ohio, this                      day of                     , 2007.

NOTARY PUBLIC

EXHIBIT “A”
Lease Block Area
See attached

A-1

EXHIBIT “B”
Area of Mutual Interest
Township 18 North Range 17 East
Township 19 North Range 17 East
Township 20 North Range 17 East
Township 21 North Range 17 East
Township 22 North Range 17 East
Township 18 North Range 18 East
Township 19 North Range 18 East
Township 20 North Range 18 East
Township 21 North Range 18 East
Township 22 North Range 18 East
Township 18 North Range 19 East
Township 19 North Range 19 East
Township 20 North Range 19 East
Township 21 North Range 19 East
Township 22 North Range 19 East
Township 17 North Range 20 East
Township 18 North Range 20 East
Township 19 North Range 20 East
Township 20 North Range 20 East
Township 21 North Range 20 East
Township 22 North Range 20 East
Township 18 North Range 21 East
Township 19 North Range 21 East
Township 20 North Range 21 East
Township 21 North Range 21 East
Township 22 North Range 21 East

B-1

FIRST AMENDMENT TO LEASE PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO LEASE PURCHASE AND SALE AGREEMENT (“Amendment”) is made as of this 24th day of July, 2007, by and between and HEMUS, LTD., a Texas limited liability company, (hereinafter referred to as “Seller”), and GREAT PLAINS EXPLORATION, LLC, an Ohio limited liability company, (hereinafter referred to as “Purchaser”).
WITNESSETH:
     WHEREAS, Seller and Purchaser entered into a Lease Purchase and Sale Agreement dated March 21, 2007 (the “Purchase Agreement”) whereby Seller agreed to sell and Purchaser agreed to purchase a seventy-five percent (75%) interest in some or all of the Leases (as defined in the Purchase Agreement) from Seller on the terms and conditions set forth in the Purchase Agreement; and
     WHEREAS, Purchaser hereto desires to amend the Purchase Agreement.
     NOW THEREFORE, based on the mutual promises of the parties contained herein, the money consideration provided for in the Purchase Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Purchaser hereby agree as follows:
     1. The first sentence of Article III(A) shall be deleted and replaced with the following:
The sale and purchase of the Transferred Lease Interest shall take place on August 3, 2007 (the “Closing Date”).
     2. The Purchase Agreement is hereby revived and ratified and shall be in full force and effect subject to the modification stated above.
     3. This Amendment may be executed in counterparts, each constituting a duplicate original, but all counterparts shall constitute one and the same Amendment.
     4. In the event of a conflict or inconsistency between the provisions of this Amendment and the Purchase Agreement, the provisions of this Amendment shall control and govern.
     5. This Amendment shall be binding upon and shall inure to the benefit of both the Seller and Purchaser and each of their respective successors and assigns.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER: HEMUS, LTD.
By:	/s/ Jason B. Lane
Jason B. Lane, Landman

PURCHASER: GREAT PLAINS EXPLORATION, LLC
By:	/s/ Gregory Osborne
Gregory Osborne, President

2